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Exhibit 16

[ARTHUR ANDERSEN LLP LETTERHEAD]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 23, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 23, 2002 of Hilton Hotels Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP Arthur Andersen LLP
cc:
Mr. Matthew J. Hart, Executive Vice President and Chief Financial Officer, Hilton Hotels Corporation

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  Exhibit 16